UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2005

BARNABUS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50450

(Commission File Number)

98-0370750

(IRS Employer Identification No.)

674 Granville Street, PO Box 54035, Vancouver, B.C., Canada V6C 3P4

(Address of principal executive offices and Zip Code)

(604)-657-2246

(Registrant's telephone number, including area code)

Barnabus Enterprises Ltd.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As used in this current report, the terms “we”, “us” and “our” refer to Barnabus Energy, Inc. All references to currency in this current report refer to Canadian dollars.

On March 3, 2005, we entered into an Oil & Gas Asset Sale Agreement among our company, Sapphire Energy Inc., our wholly-owned subsidiary, and Goldstar Gas Corp. Pursuant to the terms of the asset agreement, we agreed to acquire the assets of Goldstar Gas as set out in the asset agreement in consideration for the issuance by our company of 2,000,000 shares of our common stock to Goldstar Gas, a cash payment of $125,000 and the assumption of Goldstar Gas’ debt amounting to $785,000. A copy of the asset agreement is attached hereto as exhibit 2.1.

In addition to the issuance of shares to Goldstar Gas, our company agreed to issue 250,000 shares of our common stock to Scott Marshall in consideration for his services as agent to our company in connection with the asset agreement.

The assets include certain petroleum and natural gas rights to acquire certain lands and interests as set out in Schedule B to the asset agreement, in addition to certain tangible assets set out in Schedule A to the asset agreement.

Conditions Precedent to the Closing of the Asset Agreement

The closing of the asset agreement is subject to the satisfaction of conditions precedent to closing as set forth in the asset agreement including the following:

1.

our company will deliver a share certificate to Scott Marshall in the amount of 250,000 shares of our common stock and will deliver three share certificates to Goldstar Gas in the aggregate amount of 2,000,000 shares of our common stock, consisting of: (a) a share certificate in the amount of 1,700,000 shares, (b) a share certificate in the amount of 200,000 shares, and (c) a share certificate in the amount of 100,000 shares;

2.	our company will deliver a cash payment of $125,000 to Goldstar Gas, subject to any adjustments in accordance with section 7.1 of the asset agreement;
3.	no material adverse effect will have occurred with the business or assets of Goldstar Gas since the date of the asset agreement;
4.	our company will be satisfied that there are no defects in the physical condition of the assets that would constitute a material adverse effect on the aggregate value of the assets; and
5.	our company will receive the following executed agreements, to be entered into and attached to the asset agreement at or before the closing of the asset agreement:
(a) the General Conveyance Agreement,
(b) the Project Agreement,
(c) the Bare Trust Agreement, and
(d) the Escrow Agreement.

Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent will not be satisfied, there is no assurance that our company will complete the purchase of the assets as contemplated in the asset agreement.

Item 5.02 Departure of Directors or Principal Officers

As of July 8, 2005, Samuel Alderson resigned as a director of our company after which David Saltman was appointed as a director to replace the vacancy on our board of directors. There were no disagreements among Mr. Alderson, our company or our company’s board of directors regarding the resignation of Mr. Alderson as a former director of our company.

David Saltman was appointed as a director of our company as of July 8, 2005. There are no arrangements or understandings between Mr. Saltman and any other persons pursuant to which he was selected as a director. Mr. Saltman has not been named to any committees of our company, and no definitive arrangements have been made regarding committees of our company to which Mr. Saltman is expected to be named. Mr. Saltman has not had any direct or indirect material interest in any transaction during the last two years, or proposed transaction, to which our company was or is to be a party.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 4, 2005, after obtaining shareholder approval in accordance with the laws of Nevada and our bylaws, we changed our name from “Barnabus Enterprises Ltd.” to “Barnabus Energy, Inc.”. The name change was recorded by the Secretary of State of the State of Nevada on May 4, 2005, and took effect with the NASD Inc.’s Over-the-Counter Bulletin Board at the opening for trading on May 12, 2005 under our new stock symbol “BBSE”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNABUS ENERGY, INC.

By: /s/ Kerry K. Nagy

Name: Kerry K. Nagy

Title: President

Dated: August 30, 2005